EXHIBIT 10.4

Philip MacNeill
Chief Financial Officer

Dear Philip:

On behalf of PharmAthene, Inc. (“Company”), I am pleased to provide you with this letter agreement (“Agreement”) setting forth the various terms and conditions of a retention arrangement which the Company is prepared to offer you effective immediately. As explained herein, although you will remain an “at-will” employee, the Company has agreed to pay you certain bonuses for remaining employed through certain milestones described below. During your employment, you will be paid at your current salary rate.

Retention Severance & Bonus: Unless you terminate employment as described below or the Company terminates your employment for Cause (as defined below), if you remain continuously employed by the Company on a full-time basis on and after the Signing Date of this Agreement, and are still employed on the dates specified below, you will become entitled to the following cash payments (subject to normal tax withholdings):

(a)	Severance Payment: If you remain employed through (i) the closing of the anticipated merger with Altimmune, Inc. (“Altimmune”) , (ii) the completion of the preparation of the Company’s year-end financial statements, including the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and your signing of the related Certification of Principal Financial Officer, pursuant to SEC Rule 13a-14(a)/15d-14(a) and Certification Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code, and (iii) the earlier of (A) the preparation and filing of the Company’s proxy statement for its 2017 regular annual meeting of stockholders or (B) the filing of an amendment to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 providing the information in Items 10-14 of that form, the Company will pay you a one-time lump sum cash amount of $93,094.61; and

(b)	Bonus Payment: If you remain employed through the closing of the anticipated merger with Altimmune, the Company will pay you a one-time lump sum bonus cash amount of $67,235.The foregoing bonus payment amount shall not be payable if the merger is not consummated for any reason

Thee above payments shall be paid to you within thirty (30) days of meeting the required pre-conditions for payment.

Termination Without Cause. The Company may terminate your employment at any time Without Cause. In the event you are terminated by the Company Without Cause you will be eligible to receive the Severance Payment and the Bonus Payment provided for herein. These payments will be paid to you within 30 days of your termination.

Voluntary/For Cause Termination: If you voluntarily terminate employment or if the Company terminates you for Cause (which is defined below), you will not be entitled to any additional payments after the effective date of such termination (including the Severance Payment and the Bonus Payment described above), other than what you have already received. Moreover, if you stop performing your employment duties on a full-time basis, the Company may treat the date that it determines you stopped performing your duties full-time as a date of your voluntary termination for purposes of this Agreement. In the event you resign your employment due to an involuntary reduction of your salary, your resignation will be deemed to be involuntary and will be treated as a Termination Without Cause.

“Cause” means (i) your willful and substantial misconduct that is materially injurious to the Company and is either repeated after written notice from the Company specifying the misconduct or is continuing and not corrected within 20 days after written notice from the Company specifying the misconduct, (ii) your repeated neglect of duties or failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company after written notice from the Company specifying the neglect or failure to act, (iii) your material breach of any of the provisions contained in your Confidentiality and Non-Solicitation Agreement or of any of the Company’s policies, (iv) the commission by you of any material fraudulent act with respect to the business and affairs of the Company, (v) your conviction of (or plea of nolo contendere to) a crime constituting a felony, (vi) demonstrable gross negligence, or (vii) habitual insobriety or use of illegal drugs by you while performing your duties under this Agreement which adversely affects the performance your duties under this Agreement.

Miscellaneous: This Agreement is the sole and entire statement of the retention arrangement the Company is proposing and will be governed by the laws of the State of Maryland, without application of conflicts of laws provisions that would otherwise apply the substantive law of another jurisdiction.

Finally, please understand that this Agreement does not constitute an employment contract guaranteeing employment for any set period of time. Your employment is “at-will,” and this Agreement does not alter or affect in any way the Company’s right to terminate your employment at any time, with or without Cause, or your right to terminate employment with the Company at any time, in your discretion.

We are looking forward to the opportunity of continuing our relationship with you and sincerely hope these terms are agreeable to you. If so, please signify you acceptance of this Agreement by signing the attached copy of this letter and returning that executed copy to me.

Sincerely,

By:	/s/ John Gill
John Gill
Chief Executive Officer

I have read the terms of this Agreement and, by signing below, hereby signify my acceptance of these terms.

Philip MacNeill

Date: January 14, 2017

/s/ Philip MacNeill
Employee Signature